Exhibit 99.1

Digi International Reports Second Fiscal Quarter 2018 Results
Revenue Increases Over 20% from Prior Year and Beats Guidance
(Minneapolis, MN, April 26, 2018) - Digi International® Inc. (NASDAQ: DGII), a leading global provider of mission critical Internet of Things ("IoT") products, services, and solutions, reported revenue of $54.8 million for the second fiscal quarter of 2018 compared to $45.6 million in the second fiscal quarter of 2017 and to our guidance range of $50.0 million to $54.0 million.
Net loss for the second fiscal quarter of 2018 was $0.4 million, or $0.01 loss per diluted share, compared to net income of $1.3 million, or $0.05 per diluted share in the second fiscal quarter of 2017 and to our guidance range of a net loss per diluted share of $0.02 to $0.00. Our adjusted net loss for the second fiscal quarter of 2018 was $0.2 million, or $0.01 loss per diluted share, compared to our adjusted net income of $1.3 million, or $0.05 per diluted share for the second fiscal quarter of 2017.
Adjusted EBITDA in the second fiscal quarter of 2018 was $4.8 million, or $0.18 per diluted share and 8.8% of total revenue, compared to our guidance range of $3.0 million to $4.0 million. In the second fiscal quarter of 2017 our adjusted EBITDA was $4.7 million, or $0.17 per diluted share and 10.2% of total revenue. Reconciliations of GAAP and non-GAAP financial measures, including Adjusted EBITDA, appear at the end of this release.
"Digi delivered strong growth with a combination of organic, SmartSense, and Accelerated Concepts contributions. The market is responding favorably to our IoT Products & Services offerings, while we continue to streamline our operations. SmartSense, our recently rebranded IoT Solutions business, extends its market leadership by growing to nearly 42,000 subscriber sites," said Ron Konezny, President and Chief Executive Officer.
Manufacturing Transition
Subsequent to the end of the second quarter of fiscal 2018, Digi announced on April 3, 2018 that it will transfer the manufacturing functions of its Eden Prairie, Minnesota operations facility to existing contract manufacture suppliers. As a result, approximately 60 positions are planned to be eliminated over the next 120 days, resulting in restructuring charges of approximately $0.6 million related to employee costs during the third and fourth quarters of fiscal 2018. The payments associated with these charges are expected to be completed by December 31, 2018. This manufacturing transition is expected to result in total annualized savings of approximately $3.0 million to $5.0 million.
Stock Repurchase Program
Subsequent to end of the second fiscal quarter of 2018, on April 24, 2018 our Board of Directors authorized a new program to repurchase up to $20.0 million of our common stock primarily to return capital to shareholders. This repurchase authorization expires on May 1, 2019. Shares repurchased under the new program will be made through open market and privately negotiated transactions from time to time and in amounts that management deems appropriate. The amount and timing of share repurchases depends upon market conditions and other corporate considerations.

Digi International Reports Second Fiscal Quarter 2018 Results

Financial Results

GAAP Results
(in thousands, except per share data)	Q2 2018	Q2 2017	YTD 2018	YTD 2017
Total Revenue	$54,791	$45,615	$99,988	$90,790
Gross Profit	$26,654	$21,902	$48,591	$43,355
Gross Margin	48.6%	48.0%	48.6%	47.8%
Operating Income (Loss)	$503	$1,512	$(1,620)	$3,934
Operating Income (Loss) as % of Total Revenue	0.9%	3.3%	(1.6)%	4.3%
Net (Loss) Income	$(357)	$1,331	$(4,926)	$3,688
Net (Loss) Income per Diluted Share	$(0.01)	$0.05	$(0.18)	$0.14

Non-GAAP Results*
(in thousands, except per share data)	Q2 2018	Q2 2017	YTD 2018	YTD 2017
Adjusted Net (Loss) Income	$(166)	$1,340	$(1,970)	$3,593
Adjusted Net (Loss) Income per Diluted Share	$(0.01)	$0.05	$(0.07)	$0.13

Adjusted EBITDA	4,838	4,663	7,629	10,092
Adjusted EBITDA as % of Total Revenue	8.8%	10.2%	7.6%	11.1%
Adjusted EBITDA per Diluted Share	$0.18	$0.17	$0.28	$0.37
* A reconciliation of GAAP to non-GAAP financial measures appears at the end of this release.
Business Results for the Three Months Ended March 31, 2018 and 2017

Revenue Detail QTD
(in thousands)	Q2 2018	Q2 2017	Change	% Change
Product	$47,588	$41,766	$5,822	13.9%
Services	2,237	2,107	130	6.2%
Solutions	4,966	1,742	3,224	185.1%
Total revenue	$54,791	$45,615	$9,176	20.1%

North America, primarily United States	$39,412	$29,711	$9,701	32.7%
Europe, Middle East and Africa	9,504	9,545	(41)	(0.4)%
Asia	4,778	5,370	(592)	(11.0)%
Latin America	1,097	989	108	10.9%
Total revenue	$54,791	$45,615	$9,176	20.1%
Total revenue increased 20.1% to $54.8 million in the second fiscal quarter of 2018 from $45.6 million in the second fiscal quarter of 2017.
Product
Product revenue increased by $5.8 million, or 13.9%, in the second fiscal quarter of 2018 compared to the second fiscal quarter of 2017. This included $6.2 million of incremental revenue related to Accelerated products. We also experienced larger sales of terminal servers to certain customers in the North America region and larger sales of embedded modules to certain customers in the EMEA region. Embedded modules include our new ConnectCore 6UL. Sales related to our terminal servers may fluctuate as they are in the mature phase of their product life cycle. This was partially offset by decreases in industrial cellular and USB connected product sales. In addition, certain embedded products, which are in the mature portion of their product life cycle, also decreased. We expect these mature products to continue to decline in the future.

Digi International Reports Second Fiscal Quarter 2018 Results

Services
Services revenue increased by $0.1 million, or 6.2%, in the second fiscal quarter of 2018 compared to the second fiscal quarter of 2017, primarily related to our Digi Remote Manager revenue.
Solutions
Solutions revenue increased by $3.2 million, or 185.1%, in the second fiscal quarter of 2018 compared to the second fiscal quarter of 2017. This primarily was driven by the growth of our SmartSense by Digi™ business. Solutions revenue includes $3.5 million of incremental revenue from the acquisition of TempAlert, which we acquired on October 20, 2017. We are now servicing nearly 42,000 sites.
Included in revenue performance for the year was a foreign currency translation increase of $0.2 million for the three months ended March 31, 2018 when compared to the same period in the prior fiscal year. This primarily was caused by the strengthening of the Euro against the U.S. dollar.
Gross profit was $26.7 million, or 48.6% of revenue in the second fiscal quarter of 2018 compared to $21.9 million, or 48.0% of revenue for the prior fiscal year, an increase of $4.8 million. Gross profit was impacted positively by an increase in product gross profit for fiscal 2018 compared to the prior fiscal year and the addition of Accelerated products during the quarter. In addition, gross profit was positively impacted by services and solutions during the second fiscal quarter of 2018 compared to the same period in the prior fiscal year, mostly related to the IoT Solutions segment.
Operating income for the second fiscal quarter of 2018 was $0.5 million, or 0.9% of revenue, as compared to $1.5 million, or 3.3% of revenue, for the prior fiscal year. The decline was primarily a result of increased operating expenses of $5.4 million related to the recent acquired businesses, partially offset by an increase of $4.8 million of gross profit.
Net loss was $0.4 million in the second fiscal quarter of 2018, or $0.01 loss per diluted share, compared net income of $1.3 million, or $0.05 per diluted share, in the second fiscal quarter of 2017.
Adjusted EBITDA in the second fiscal quarter of 2018 was $4.8 million, or 8.8% of total revenue, compared to $4.7 million, or 10.2% of total revenue, in the second fiscal quarter of 2017.
Business Results for the Six Months Ended March 31, 2018 and 2017

Revenue Detail YTD
(in thousands)	Q2 2018	Q2 2017	Change	% Change
Product	$86,042	$84,939	$1,103	1.3%
Services	4,663	3,870	793	20.5%
Solutions	9,283	1,981	7,302	368.6%
Total revenue	$99,988	$90,790	$9,198	10.1%

North America, primarily United States	$68,991	$59,373	$9,618	16.2%
Europe, Middle East and Africa	19,660	19,356	304	1.6%
Asia	9,306	9,938	(632)	(6.4)%
Latin America	2,031	2,123	(92)	(4.3)%
Total revenue	$99,988	$90,790	$9,198	10.1%
Total revenue increased 10.1% to $100.0 million in the first six months of 2018 from $90.8 million in the first six months of 2017.
Product
Product revenue increased by $1.1 million, or 1.3%, in the first six months of fiscal 2018 compared to the first six months of fiscal 2017. This increase included $6.2 million of incremental revenue related to Accelerated products. We also experienced larger sales of terminal servers to certain customers in the North America region, RF products to certain customers in the North America and EMEA regions and embedded modules to certain customers in the EMEA region.

Digi International Reports Second Fiscal Quarter 2018 Results

This was partially offset by decreases in industrial cellular products, as we had a large sale to a significant customer in the prior fiscal year, and USB connected products. The cellular router and gateway revenue is driven by large awards-based customer projects and is subject to revenue fluctuations from period to period. We also had a decrease in certain embedded products which are in the mature portion of their product life cycle.
Services
Services revenue increased by $0.8 million, or 20.5%, in the first six months of fiscal 2018 compared to the first six months of fiscal 2017, primarily related to Digi Remote Manager and Wireless Design services.
Solutions
Solutions revenue increased by $7.3 million, or 368.6%, in the first six months of fiscal 2018 compared to the first six months of fiscal 2017. This was driven primarily by the growth of our SmartSense by Digi™ business. Solutions revenue includes $6.3 million of incremental revenue from the acquisition of both TempAlert and SMART Temps. We acquired TempAlert on October 20, 2017 and SMART Temps on January 9, 2017.
Included in revenue performance for the year was a foreign currency translation increase of $0.5 million for the six months ended March 31, 2018 when compared to the same period in the prior fiscal year. This primarily was caused by the strengthening of the British Pound and Euro against the U.S. dollar.
Gross profit was $48.6 million, or 48.6% of revenue in the first six months of fiscal 2018 compared to $43.4 million, or 47.8% of revenue for the same period in the prior fiscal year, an increase of $5.2 million. This increase was a result of increased gross profit related to product due to the addition of Accelerated products during the second fiscal quarter of 2018. In addition, gross profit was positively impacted by services and solutions for the first six months of fiscal 2018 compared to the prior fiscal year. This was partially offset by a decrease in gross profit due to increased amortization expense in the first half of fiscal 2018 compared to the same period in the prior fiscal year.
Operating loss for the first six months of fiscal 2018 was $1.6 million, or 1.6% of revenue, as compared to operating income of $3.9 million, or 4.3% of revenue, for the same period in the prior fiscal year, a decrease of $5.5 million. The operating income decline was a result of increased operating expenses of $9.2 million related to the recent acquired businesses, partially offset by the increase in gross profit of $5.2 million as described above.
Net loss was $4.9 million in the first six months of fiscal 2018, or $0.18 loss per diluted share, compared to net income of $3.7 million, or $0.14 per diluted share, in the first six months of fiscal 2017.
Adjusted EBITDA in the first six months of fiscal 2018 was $7.6 million, or 7.6% of total revenue, compared to $10.1 million, or 11.1% of total revenue, in the first six months of fiscal 2017.
Balance Sheet, Liquidity and Capital Structure
Digi continues to maintain a strong balance sheet with no debt. As of March 31, 2018, Digi had:

•
Cash and cash equivalents and marketable securities balance, including long-term marketable securities, of $59.6 million, a decrease of $55.4 million from the end of fiscal 2017. The decrease in cash is directly related to the purchase price and other costs associated with the TempAlert and Accelerated acquisitions in fiscal 2018. Please refer to the Condensed Consolidated Statements of Cash Flows for more information.

•	Current and long-term contingent liabilities of $8.3 million.
Customer Highlights
IoT PRODUCTS & SERVICES

•
Central Transport, one of the fastest growing less than load (LTL) companies in their industry, manages a fleet of over 4,000 trucks and has created their own platform that integrates with the Digi WVA. The team at Digi provided them with the support that allowed them to launch a successful pilot, which led to a purchase order for their initial roll-out of 2,000 devices. Central Transport anticipates adding to their fleet and deploying 1,500-2,500 more WVAs annually.

Digi International Reports Second Fiscal Quarter 2018 Results

•
A leading provider of construction materials supply chain solutions has coupled their web-based products with the Digi Wireless Vehicle Adapter (WVA). This web-based product suite reduces variable labor, fuel, and maintenance costs by optimizing all aspects of transportation planning and performance. The Company plans to deploy the first 2,000 units in June 2018.

•
One of the largest transit organizations in North America selected Digi and Clever Devices to enhance and upgrade its Computer Aided Dispatch (CAD) and Automatic Vehicle Location systems (AVL). Clever Devices designated Digi’s Transport WR44 Rugged and Railroad variant to drive the wireless connectivity. Over 4,000 devices are expected to be installed over the next 24 months.

•	A large petrol distribution provider in Eastern Europe plans to connect approximately 1,300 of their petrol stations with a cellular solution using Digi routers.

•
A French company, which is a leading operator of bike rental services for urban areas, has selected the WR11 XT LTE Cat 1 to operate their bike rental stations. The WR11 XT has proven robustness and reliability while LTE Cat 1 guarantees enough data throughput to support the service as well as network longevity. Approximately 800 stations are planned to be deployed over the next six months.

IoT SOLUTIONS

•
One of the world’s largest pharmacy chains selected SmartSense by Digi™ and has commenced deployment into their retail pharmacies across the U.S. SmartSense will help automate and ensure the customer meets compliance requirements for continuous temperature monitoring of prescription drugs and vaccines. Deployment commenced in March and is expected to continue through the end of the fiscal year.

•
A leading pharmaceutical company selected SmartSense to monitor approximately 300 pharmacy locations across Canada. The solution will help eliminate the need for manual temperature logs completed by pharmacy employees and ensure pharmaceuticals are stored at temperature ranges that meet compliance standards.

•
An industry-leading convenience store distributor in North America selected SmartSense to monitor up to 1,700 multi-temp trailers and 32 distribution centers. This is an important validation of the value of an integrated end-to-end remote monitoring platform for the perishables supply chain. The customer views the SmartSense solution as a key tool to help them meet increasingly stringent regulatory requirements and improve driver productivity.

•	Midland Transport, one of the top fleets in Canada with over 1,700 trailers, purchased SmartSense to monitor medicine and vaccine temperatures during delivery to pharmacies.

•	Canada Cartage, a top transportation fleet in Canada with over 3,000 trailers, has selected SmartSense to monitor their fleet.
Fiscal 2018 Guidance
For the third fiscal quarter of 2018, Digi projects revenue to be in a range of $56 million to $60 million. EPS is projected to be in a range of $0.02 per diluted share to $0.06 per diluted share. Adjusted EBITDA is projected to be between $6 million and $7 million and adjusted earnings per share is projected to be in a range of $0.21 to $0.26 per diluted share.
For the full fiscal year 2018, Digi projects revenue to be in a range of $215 million to $223 million. EPS is projected to be in a range of $0.07 loss per diluted share to $0.03 per diluted share. Our full fiscal year EPS guidance now reflects $0.10 per diluted share of adjustments made during the second quarter related to the full year amortization for our Accelerated acquisition. Adjusted EBITDA is projected to be between $21 million and $24 million and adjusted earnings per share is projected to be in the range of $0.76 to $0.88 per diluted share.
Second Fiscal Quarter 2018 Conference Call Details
As announced on April 5, 2018, Digi will discuss its second fiscal quarter results on a conference call on Thursday, April 26, 2018 after market close at 5:00 p.m. ET (4:00 p.m. CT). The call will be hosted by Ron Konezny, President and Chief Executive Officer and Mike Goergen, Chief Financial Officer.

Digi International Reports Second Fiscal Quarter 2018 Results

Digi invites all those interested in hearing management's discussion of its quarter to access a live webcast of the conference call through the investor relations section of Digi's website at www.digi.com. Participants may also join the call directly by dialing (855) 638-5675 and entering passcode 5990478. International participants may access the call by dialing (262) 912-4765 and entering passcode 5990478. A replay will be available within approximately three hours after the completion of the call, and for one week following the call, by dialing (855) 859-2056 for domestic participants or (404) 537-3406 for international participants and entering access code 5990478 when prompted. A replay of the webcast will be available for one week through Digi's website.
A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
For more news and information on Digi International Inc., please visit www.digi.com/aboutus/investorrelations.
About Digi International
Digi International (NASDAQ: DGII) is a leading global provider of Internet of Things ("IoT") products, services and solutions. We help our customers create next-generation connected products and deploy and manage critical communications infrastructures in demanding environments with high levels of security and reliability. Founded in 1985, we’ve helped our customers connect over 100 million things, and growing. For more information, visit Digi's website at www.digi.com, or call 877–912–3444 (U.S.) or 952–912–3444 (International).
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "looking forward," "may," "will," "expect," "plan," "project," "should," or "continue" or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which the company operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Among others, these include risks related to the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, delays in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions and economic conditions within particular regions of the world which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring or other similar business initiatives that may impact our ability to retain important employees, the ability to achieve the anticipated benefits and synergies associated with acquisitions or divestitures, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, our annual report on Form 10-K for the year ended September 30, 2017 and subsequent quarterly reports on Form 10-Q and other filings, could cause the company's future results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Presentation of Non-GAAP Financial Measures
This release includes adjusted net income, adjusted net income per diluted share, adjusted EBITDA and adjusted EBITDA per diluted share, each of which is a non-GAAP measure.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted

Digi International Reports Second Fiscal Quarter 2018 Results

accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, we understand that Adjusted EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted income and income per diluted share, respectively, exclusive of such items as reversals of tax reserves, discrete tax benefits and restructuring permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of matters such as the impact of decisions related to taxes and restructuring, which while important, are not central to the core operations of our business. Additionally, management believes that the presentation of adjusted EBITDA and adjusted EBITDA per diluted share as a percentage of revenue is useful because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired. Adjusted EBITDA is used as an internal metric for executive compensation, as well as incentive compensation for the broader employee base, and it is monitored quarterly for these purposes.
Investor Contact:

Mike Goergen
Senior Vice President, Chief Financial Officer and Treasurer
Digi International
952-912-3737
Email: mike.goergen@digi.com

For more information, visit Digi's Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports Second Fiscal Quarter 2018 Results

Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended March 31,		Six months ended March 31,
	2018	2017	2018	2017
Revenue:
Product	$47,588	$41,766	$86,042	$84,939
Services and solutions	7,203	3,849	13,946	5,851
Total revenue	54,791	45,615	99,988	90,790
Cost of sales:
Cost of product	23,080	21,398	42,290	43,735
Cost of services and solutions	4,287	2,003	7,730	3,177
Amortization of intangibles	770	312	1,377	523
Total cost of sales	28,137	23,713	51,397	47,435
Gross profit	26,654	21,902	48,591	43,355
Operating expenses:
Sales and marketing	11,175	8,731	20,935	17,053
Research and development	8,617	6,979	16,368	13,884
General and administrative	6,359	4,680	12,908	8,484
Total operating expenses	26,151	20,390	50,211	39,421
Operating income (loss)	503	1,512	(1,620)	3,934
Other (expense) income, net:
Interest income, net	34	110	239	236
Other (expense) income, net	(527)	(143)	(572)	431
Total other (expense) income, net	(493)	(33)	(333)	667
Income (loss) before income taxes	10	1,479	(1,953)	4,601
Income tax provision	367	148	2,973	913
Net (loss) income	$(357)	$1,331	$(4,926)	$3,688

Net (loss) income per common share:
Basic	$(0.01)	$0.05	$(0.18)	$0.14
Diluted	$(0.01)	$0.05	$(0.18)	$0.14
Weighted average common shares:
Basic	27,084	26,477	26,914	26,324
Diluted	27,084	27,252	26,914	27,134

Digi International Reports Second Fiscal Quarter 2018 Results

Digi International Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(In thousands)
(Unaudited)

	Three months ended March 31,		Six months ended March 31,
	2018	2017	2018	2017
Net (loss) income	$(357)	$1,331	$(4,926)	$3,688
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	1,787	1,277	2,058	(2,478)
Change in net unrealized (loss) gain on investments	(19)	14	(40)	(10)
Less income tax benefit (provision)	5	(5)	8	4
Reclassification of realized loss on investments included in net income (1)	31	—	31	—
Less income tax benefit (2)	(8)	—	(8)	—
Other comprehensive income (loss), net of tax	1,796	1,286	2,049	(2,484)
Comprehensive income (loss)	$1,439	$2,617	$(2,877)	$1,204
(1) Recorded in Other (expense) income, net on our Condensed Consolidated Statements of Operations.
(2) Recorded in Income tax provision in our Condensed Consolidated Statements of Operations.

Digi International Reports Second Fiscal Quarter 2018 Results

Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2018	September 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$52,391	$78,222
Marketable securities	4,757	32,015
Accounts receivable, net	39,789	28,855
Inventories	39,670	30,238
Receivable from sale of business	—	1,998
Other	3,694	3,032
Total current assets	140,301	174,360
Marketable securities, long-term	2,489	4,753
Property, equipment and improvements, net	12,145	12,801
Identifiable intangible assets, net	44,301	11,800
Goodwill	155,982	131,995
Deferred tax assets	3,576	9,211
Other	542	269
Total assets	$359,336	$345,189
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,024	$6,240
Accrued compensation	6,121	4,325
Accrued warranty	1,348	987
Accrued professional fees	896	928
Unearned revenue	4,339	1,343
Contingent consideration on acquired businesses	3,759	388
Accrued restructuring	636	1,656
Other	2,858	2,113
Total current liabilities	30,981	17,980
Income taxes payable	692	877
Deferred tax liabilities	455	534
Contingent consideration on acquired businesses	4,504	6,000
Other non-current liabilities	676	654
Total liabilities	37,308	26,045

Total stockholders’ equity	322,028	319,144
Total liabilities and stockholders’ equity	$359,336	$345,189

Digi International Reports Second Fiscal Quarter 2018 Results

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six months ended March 31,
	2018	2017
Operating activities:
Net (loss) income	$(4,926)	$3,688
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation of property, equipment and improvements	1,406	1,449
Amortization of identifiable intangible assets	4,287	941
Stock-based compensation	2,378	2,328
Excess tax benefits from stock-based compensation	—	(315)
Deferred income tax provision	2,682	242
Change in fair value of contingent consideration	(425)	(684)
Bad debt/product return provision	395	296
Inventory obsolescence	900	600
Other	30	51
Changes in operating assets and liabilities (net of acquisitions)	(11,708)	(9,473)
Net cash used in operating activities	(4,981)	(877)
Investing activities:
Purchase of marketable securities	—	(33,470)
Proceeds from maturities and sales of marketable securities	29,513	57,039
Proceeds from sale of Etherios	2,000	3,000
Acquisition of businesses, net of cash acquired	(56,588)	(29,994)
Purchase of property, equipment, improvements and certain other identifiable intangible assets	(785)	(984)
Net cash used in investing activities	(25,860)	(4,409)
Financing activities:
Acquisition earn-out payments	—	(518)
Excess tax benefits from stock-based compensation	—	315
Proceeds from stock option plan transactions	3,427	3,246
Proceeds from employee stock purchase plan transactions	618	479
Purchases of common stock	(681)	(587)
Net cash provided by financing activities	3,364	2,935
Effect of exchange rate changes on cash and cash equivalents	1,646	(1,481)
Net decrease in cash and cash equivalents	(25,831)	(3,832)
Cash and cash equivalents, beginning of period	78,222	75,727
Cash and cash equivalents, end of period	$52,391	$71,895

Supplemental schedule of non-cash investing and financing activities:
Liability related to acquisition of business	$(2,300)	$(1,310)
Accrual for purchase of property, equipment, improvements and certain other identifiable intangible assets	$(27)	$(66)

Digi International Reports Second Fiscal Quarter 2018 Results

Non-GAAP Financial Measures

TABLE 1

Reconciliation of Net (Loss) Income and Net (Loss) Income per Diluted Share to Adjusted Net (Loss) Income and
Adjusted Net (Loss) Income per Diluted Share
(In thousands of dollars, except per share amounts)

	Three months ended March 31,				Six months ended March 31,
	2018		2017		2018		2017
Net (loss) income and net (loss) income per diluted share	$(357)	$(0.01)	$1,331	$0.05	$(4,926)	$(0.18)	$3,688	$0.14
Discrete tax expense (benefits) (1)	191	0.01	9	—	2,956	0.11	(95)	0.00
Adjusted net (loss) income and adjusted net (loss) income per diluted share (2)	$(166)	$(0.01)	$1,340	$0.05	$(1,970)	$(0.07)	$3,593	$0.13
Diluted weighted average common shares		27,084		27,252		26,914		27,134

(1)
Discrete tax expense (benefits) includes one-time adjustments for the re-measurement of deferred tax assets and adoption of ASU 2016-09 relating to the accounting for the tax effects of stock compensation. This was partially offset by reversals of tax reserves due to the expiration of statutes of limitation.

(2)	Adjusted net (loss) income per diluted share may not add due to the use of rounded numbers.

TABLE 2

Reconciliation of Net (Loss) Income to Adjusted EBITDA
(In thousands of dollars)

	Three months ended March 31,				Six months ended March 31,
	2018		2017		2018		2017
		% of total revenue		% of total revenue		% of total revenue		% of total revenue
Total revenue	$54,791	100.0%	$45,615	100.0%	$99,988	100.0%	$90,790	100.0%

Net (loss) income	$(357)		$1,331		$(4,926)		$3,688
Interest income, net	(34)		(110)		(239)		(236)
Income tax provision	367		148		2,973		913
Depreciation and amortization	3,288		1,389		5,693		2,390
Stock-based compensation	1,325		1,155		2,378		2,328
Acquisition expense	249		750		1,750		1,009
Adjusted EBITDA	$4,838	8.8%	$4,663	10.2%	$7,629	7.6%	$10,092	11.1%
Adjusted EBITDA per diluted share	$0.18		$0.17		$0.28		$0.37
Diluted weighted average common shares	27,084		27,252		26,914		27,134